EXECUTION VERSION

AMENDMENT NO. 1 TO
PURCHASE AGREEMENT
This Amendment No. 1 to the Purchase Agreement, is entered into to be effective as of July 1, 2016 (this “Amendment”), by and among National Rural Utilities Cooperative Finance Corporation, a member-owned, nonprofit financing cooperative incorporated under the laws of the District of Columbia (“Parent”), Caribbean Asset Holdings, LLC, a Delaware limited liability company (the “Company”), ATN VI Holdings, LLC, a Delaware limited liability company (the “Buyer”), and ATN International, Inc. (formerly Atlantic Tele-Network, Inc.), a Delaware corporation (“Buyer Parent”).

Preliminary Statements

WHEREAS, reference is made to that certain Purchase Agreement, dated as of September 30, 2015 (as the same may be amended from time to time, the “Purchase Agreement”), by and among, Parent, the Company, the Buyer and Buyer Parent; capitalized terms used in this Amendment and not otherwise defined herein shall have the respective meanings assigned to such terms in the Purchase Agreement; and

WHEREAS, the parties hereto wish to amend the Purchase Agreement to the extent set forth herein to memorialize agreements among them pertaining to, among other matters, a reduction to the Purchase Price and the escrow of additional funds as security for certain Tax matters;

WHEREAS, in exchange therefor, the Buyer and Buyer Parent wish to waive and release indemnification and other rights with respect to certain unsatisfied conditions to the Buyer’s obligation to consummate the transactions contemplated by the Purchase Agreement;

NOW, THEREFORE, in consideration of the foregoing premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Article 1 – Amendments to Purchase Agreement

1.Definitions.    In connection with the amendments to the Purchase Agreement set forth in this Amendment:

(a)    Section 1.01 of the Purchase Agreement is amended by deleting therefrom the term “Escrow Account” and adding in alphabetical order the following definition:

“Escrow Amount” means an amount equal to the aggregate of the Tax Escrow Deposit and the Indemnity Escrow Deposit.”

(b)    Section 1.02 of the Purchase Agreement is amended by adding to the table of defined terms included therein, the following in alphabetical order:

Indemnity Escrow Deposit            2.03(b)
Indemnity Escrow Fund            2.03(b)
Tax Escrow Deposit                2.03(a)
Tax Escrow Fund                2.03(a)
Tax Liability                    2.03(a)
Tax Lien                    2.03(a)

2.Purchase Price. The Purchase Price is reduced by $1,250,000 by amending Section 2.02 of the Purchase Agreement by the following:

(a) deleting from the end of clause (vi) therein the word “and”,

(b) adding the word “and” to the end of clause (vii) therein, and

(c) adding “(viii) minus $1,250,000” as new clause (viii) thereto.

3.Flow of Funds. The Flow of Funds is modified with respect to the payment of the Closing Pension / OPEB Shortfall by amending Section 2.02(c)(iii) of the Purchase Agreement by inserting the following words immediately following “including wire instructions if applicable” :

“, it being understood that the Closing Pension / OPEB Shortfall shall, at the discretion of Buyer Parent (i) be paid to the trustee of the Pension / OPEB Plan, (ii) be paid to ATN Overseas Holdings Ltd. to be held for the benefit of the Seller Entity sponsor of the Pension / OPEB Plans, or (iii) if neither of the foregoing is practicable, be held by Buyer Parent for the benefit of such Seller Entity sponsor and paid to said trustee promptly following the Closing.”

4.Tax Escrow Deposit. The Escrow Amount is increased by $1,572,000 to secure certain Tax matters by amending and restating Section 2.03 of the Purchase Agreement as follows:

“Section 2.03    Escrows.

(a)At the Closing, the Buyer shall deposit with the Escrow Agent, by wire transfer of immediately available funds $1,572,000 of the Purchase Price (the “Tax Escrow Deposit” and, together with interest earned thereon, the “Tax Escrow Fund”), to be held in an escrow account in accordance with the Escrow Agreement and this Agreement to provide security to the Buyer solely with respect to (i) the real property tax liabilities (each, a “Tax Liability” and collectively, the “Tax Liabilities”) identified in that certain letter dated June 28, 2016 from the USVI Lieutenant Governor attached as Exhibit L hereto, and (ii) the Tax liens identified on Exhibit M hereto (each, a “Tax Lien” and together, the “Tax Liens”). The Tax Escrow

Fund shall be used solely to satisfy Tax Liens and Tax Liabilities and shall not be used for any other Losses. The Tax Escrow Fund shall be disbursed at such times and in such amounts as Buyer and Parent shall mutually agree in accordance with the following:

(i)
At such time that Parent provides Buyer with evidence reasonably satisfactory to Buyer that a Tax Lien has been released in full, Buyer and Parent shall execute and deliver a joint instruction letter to the Escrow Agent that instructs the Escrow Agent to disburse to Parent from the Tax Escrow Fund the amount listed on Exhibit L for such Tax Lien, unless it is determined that the amount of the Liability for other Tax Liens or Tax Liabilities that have not been released and satisfied exceed the amount listed with respect thereto on Exhibit L or M, as applicable, in which case the amount disbursed to Parent will be reduced by an amount equal to such excess.

(ii)
At such time that Parent provides Buyer with evidence reasonably satisfactory to Buyer that a Tax Liability has been satisfied in full, whether by offset against credit balances for overpaid franchise taxes or otherwise, Buyer and Parent shall work together in good faith to determine the amount to be disbursed to Parent (if any) from the Tax Escrow Fund for the satisfaction of such Tax Liability and following such determination, execute and deliver a joint instruction letter to the Escrow Agent that instructs the Escrow Agent to disburse to Parent such amount.

(iii)
If mutually agreed by Parent and Buyer, they shall instruct the Escrow Agent to disburse funds from the Tax Escrow Fund directly to the appropriate Tax authority to pay Liabilities for Taxes determined to be owing in excess of credit balances for overpaid franchise taxes or otherwise.

(iv)
To the extent Buyer or any of its Affiliates pays or satisfies Tax Liens or Tax Liabilities by offset against Tax credits or receivables (other than via offset against Tax receivables included in the final calculation of Net Working Capital), Buyer and Parent shall execute and deliver a joint instruction to the Escrow Agent that instructs the Escrow Agent to disburse to Buyer an amount equal to the amount so paid or offset.

(v)
At such time as all Tax Liens and Tax Liabilities have been satisfied in full, Buyer and Parent shall execute and deliver a joint instruction letter to the Escrow Agent that instructs the Escrow Agent to disburse to the balance of the Tax Escrow Fund, if any, to Parent.

The Buyer and Parent acknowledge the interplay between the Tax Liens and Tax Liabilities and the tax receivables and tax liabilities included in the final Net Working Capital as determined in accordance with Section 2.05. Accordingly, at all times, Parent and Buyer shall cooperate in good faith to give proper consideration to such interplay so as to avoid either party receiving the benefit of double-counting.

(b)At the Closing, the Buyer shall deposit with the Escrow Agent, by wire transfer of immediately available funds $14,500,000 of the Purchase Price (the “Indemnity Escrow Deposit” and, together with interest earned thereon, the “Indemnity Escrow Fund”), to be held in an escrow account in accordance with the Escrow Agreement and this Agreement as security to the Buyer for Parent’s indemnification obligations under this Agreement. On the 15th month anniversary of the Closing Date, the balance of the Indemnity Escrow Fund, less any amounts subject to outstanding claims for Losses, shall be released to Parent in accordance with this Agreement and the Escrow Agreement.

(c)If on the 15th month anniversary of the Closing, any claim by Buyer for Losses to be paid from the Indemnity Escrow Fund remains outstanding or a balance remains in the Tax Escrow Fund, the Escrow Agreement and respective escrow accounts shall remain in place, and an amount equal to such Losses or other balance, if applicable, shall continue to be held by the Escrow Agent thereunder until final resolution of all of such claims and matters, as applicable, and the disbursement in full of the Escrow Amount, at which time the Escrow Agreement shall be terminated in accordance with this Agreement and the Escrow Agreement.

(d)Without limiting the foregoing, the Buyer shall afford the Parent and its designees and representatives reasonable access to the books, records (including accountants’ work papers) and employees of the Company and the Seller Entities, in each case, to the extent the Parent reasonably requests in connection with satisfying a Tax Lien or Tax Liability or a request for a disbursement from the Tax Escrow Fund, in accordance with this Agreement and the Escrow Agreement. The Buyer shall also provide Parent with prompt written notice, with reasonable supporting documentation, of its satisfaction of any Tax Lien or Tax Liability pursuant to Section 2.03(a)(iv).

5.Rate Adjustment Deletion. The Rate Adjustment to the Purchase Price is deleted in its entirety by (a) deleting Section 2.05(f) of the Purchase Agreement in its entirety and (b) deleting in its entirety each other reference to “Rate Adjustment” in the Purchase Agreement.

6.Indemnification Cross References. Cross-references in the indemnification provisions are amended and restated by amending Section 11.02(a) of the Purchase Agreement as follows:

(a)    delete the reference to “Section 6.02(b)(i)” in clause (viii) thereof and replace it with “Section 6.05(b)”; and

(b)    delete the reference to “Section 6.20(b)(ii)” at the end of clause (viii) thereof and replace it with “Section 6.05(b)(i)”

7.Exhibit Additions. The Exhibits to the Purchase Agreement are amended by adding thereto Exhibit L and Exhibit M attached hereto as additional Exhibits to the Purchase Agreement.
Article 2
Waiver and Release of Claims

Each of the parties hereto acknowledge and agree that the conditions to Buyer’s obligations to consummate the transactions contemplated by this Agreement set forth on Exhibit C will not be satisfied prior to Closing (each, an “Unsatisfied Condition” and collectively, the “Unsatisfied Conditions”). The Buyer and Buyer Parent hereby knowingly waive satisfaction of each Unsatisfied Condition in full and agree to consummate the acquisition of the Membership Interest pursuant to the Agreement irrespective of the non-satisfaction of such Unsatisfied Conditions.

Notwithstanding anything to the contrary in the Purchase Agreement, in consideration of this Amendment, including the reduction of the Purchase Price and the increase in the Escrow Amount, each of the Buyer and Buyer Parent, on behalf of itself and any other Buyer Indemnified Party, knowingly waives, releases and relinquishes any and all rights (to indemnity or otherwise), claims, remedies, and causes of action, in law or in equity, that such party may have now or in the future, whether known or unknown, against Parent or its Affiliates arising from an Unsatisfied Condition.

From and following the Closing, Parent shall use good faith efforts (without the incurrence of out-of-pocket costs) to cooperate with Buyer and Buyer’s Affiliates with respect to reasonable efforts undertaken by Buyer or Buyer’s Affiliates to satisfy the Unsatisfied Conditions.

The parties hereto agree that, except as herein expressly amended, all terms and provisions of the Purchase Agreement are and shall remain in full force and effect. All issues and questions concerning the construction, validity, interpretation and enforceability of this Amendment and the exhibits hereto shall be governed by and construed in accordance with the laws of the United States applicable thereto and the internal laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction. This Amendment may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Amendment shall become effective when each party hereto shall have received a counterpart hereof signed by the other parties hereto.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized officers to be effective as of the day and year first above written.
COMPANY:
CARIBBEAN ASSET HOLDINGS, LLC

By:	National Rural Utilities Cooperative Finance Corporation, its sole and managing member

By:	/s/ STEVEN L. LILLY
Name:	STEVEN L. LILLY
Title:	Senior Vice President
PARENT:
NATURAL RURAL UTILITIES COOPERATIVE FINANCE CORPORATION

By:	/s/ STEVEN L. LILLY
Name:	STEVEN L. LILLY
Title:	Senior Vice President
BUYER:
ATN VI HOLDINGS, LLC

By:	/s/ MICHAEL T. PRIOR
Name:	MICHAEL T. PRIOR
Title:	Chief Executive Officer
BUYER PARENT:
ATN INTERNATIONAL, INC

By:	/s/ MICHAEL T. PRIOR
Name:	MICHAEL T. PRIOR
Title:	Chief Executive Officer

Signature Page to Amendment to Purchase Agreement